Filed by Sunrun Inc.

Pursuant to Rule 425

under the Securities Act of 1933, as amended

and deemed filed pursuant to Rule 14d-2

under the Securities Exchange Act of 1934, as amended

Subject Company: Vivint Solar, Inc.

(Commission File No. 001-36642)

The following communications are being filed in connection with the acquisition of Vivint Solar, Inc. (“Vivint Solar”) by Sunrun Inc. (“Sunrun”).

Sunrun Investors and Analysts Emails

Emails to Investors

From: Patrick Jobin

To: [Sunrun Investors]

Subject: Sunrun Announces Definitive Agreement to Acquire Vivint Solar for an Enterprise Value of $3.2 billion

Dear investor,

Today, Sunrun (NASDAQ: RUN) reached an agreement to acquire Vivint Solar (NYSE: VSLR) for an enterprise value of $3.2 billion in an all-stock transaction. The combined company will have an enterprise value of $9.2 billion and would become a leading owner of solar assets globally with nearly 500,000 customers and more than 3 gigawatts of solar energy. This is a transformational opportunity to generate consumer, shareholder, and societal value as we bring clean, affordable energy to more homes.

Transaction Highlights

•

Sunrun and Vivint Solar have entered into a definitive agreement under which Sunrun will acquire Vivint Solar in an all-stock transaction, pursuant to which each share of Vivint Solar common stock will be exchanged for 0.55 shares of Sunrun common stock. Vivint Solar stockholders are expected to own approximately 36% and Sunrun stockholders are expected to own approximately 64% of the fully diluted shares of the combined company. The exchange ratio implies a 10% premium for Vivint Solar shares based on closing prices on July 6, 2020, and a 15% premium to the exchange ratio implied by the three month volume weighted average price of Vivint Solar and Sunrun shares.

•	The acquisition of Vivint Solar adds a complementary direct-to-home sales channel to Sunrun’s platform, increasing the market reach and capabilities.

•	Accelerates operating and scale efficiencies to enhance customer and shareholder value. We expect to realize $90 million of cost synergies on an annual basis.

•

In addition to the cost synergies, we expect to be able to generate enhanced value creation for our customers and shareholders from a larger base of solar assets. We expect to be able to offer batteries to a larger base of existing solar customers, to offer increased value in our grid service partnerships from expanded scale in local markets, to realize efficiencies from larger-scale project finance capital raising activities, and to benefit from the opportunity to build an even stronger and more recognizable consumer brand.

More details can be found in the attached press release and presentation, which are also available on our investor relations website at investors.sunrun.com.

Joint Management Conference Call

Mangagement from Sunrun and Vivint Solar will host a joint conference call to discuss the transaction tomorrow morning at 8:30am ET. The call will be open to analysts, investors and media and will include a Q&A session.

What: Joint Management Conference Call

When: Tuesday, July 7th at 5:30am PT / 8:30am ET

Dial-in information: 877-485-3106 (toll-free) or 201-689-8575 (no passcode required)

Live Listen-only Audio Webcast & Replay: Click Here

To avoid operator wait times and awkward misspellings, we encourage you to use the online “CallMe” feature for simple web-based registration and to initiate an outbound call to immediately join the conference call as a participant (link activated within 15 minutes of the conference call start time): Click Here to Join by Phone

Investor Roadshow / Meeting Requests

We will be arranging virtual meetings as part of a roadshow which is being coordinated by Credit Suisse on Tuesday, Wednesday and Thursday of this week. If you are interested in meeting during this roadshow, we encourage you to reach out to us, or a Credit Suisse representative, to confirm an available time.

We can also facilitate a conversation with Sunrun’s IR and management team outside of the Credit Suisse roadshow. To request a meeting, please reply to this email with preferred dates and times.

We appreciate your interest in Sunrun and look forward to speaking with many of you over the coming days.

Sincerely,

Patrick Jobin

Senior Vice President, Finance & Investor Relations

Sunrun Inc.

Direct: 415-373-5281

patrick.jobin@sunrun.com

investors.sunrun.com

investors@sunrun.com

415-373-5206

Emails to Analysts

From: Patrick Jobin

To: [Research Analysts]

Subject: Sunrun Announces Definitive Agreement to Acquire Vivint Solar for an Enterprise Value of $3.2 billion

Analysts—

Today, Sunrun (NASDAQ: RUN) reached an agreement to acquire Vivint Solar (NYSE: VSLR) for an enterprise value of $3.2 billion in an all-stock transaction. The combined company will have an enterprise value of $9.2 billion and would become a leading owner of solar assets globally with nearly 500,000 customers and more than 3 gigawatts of solar energy. This is a transformational opportunity to generate consumer, shareholder, and societal value as we bring clean, affordable energy to more homes.

Transaction Highlights

•

Sunrun and Vivint Solar have entered into a definitive agreement under which Sunrun will acquire Vivint Solar in an all-stock transaction, pursuant to which each share of Vivint Solar common stock will be exchanged for 0.55 shares of Sunrun common stock. Vivint Solar stockholders are expected to own approximately 36% and Sunrun stockholders are expected to own approximately 64% of the fully diluted shares of the combined company. The exchange ratio implies a 10% premium for Vivint Solar shares based on closing prices on July 6, 2020, and a 15% premium to the exchange ratio implied by the three month volume weighted average price of Vivint Solar and Sunrun shares.

•	The acquisition of Vivint Solar adds a complementary direct-to-home sales channel to Sunrun’s platform, increasing the market reach and capabilities.

•	Accelerates operating and scale efficiencies to enhance customer and shareholder value. We expect to realize $90 million of cost synergies on an annual basis.

•

In addition to the cost synergies, we expect to be able to generate enhanced value creation for our customers and shareholders from a larger base of solar assets. We expect to be able to offer batteries to a larger base of existing solar customers, to offer increased value in our grid service partnerships from expanded scale in local markets, to realize efficiencies from larger-scale project finance capital raising activities, and to benefit from the opportunity to build an even stronger and more recognizable consumer brand.

More details can be found in the attached press release and presentation, which are also available on our investor relations website at investors.sunrun.com.

Joint Management Conference Call

Mangagement from Sunrun and Vivint Solar will host a joint conference call to discuss the transaction tomorrow morning at 8:30am ET. The call will be open to analysts, investors and media and will include a Q&A session.

What: Joint Management Conference Call

When: Tuesday, July 7th at 5:30am PT / 8:30am ET

Dial-in information: 877-485-3106 (toll-free) or 201-689-8575 (no passcode required)

Live Listen-only Audio Webcast & Replay: Click Here

To avoid operator wait times and awkward misspellings, we encourage you to use the online “CallMe” feature for simple web-based registration and to initiate an outbound call to immediately join the conference call as a participant (link activated within 15 minutes of the conference call start time): Click Here to Join by Phone

We appreciate the time you spend following Sunrun and look forward to speaking with many of you over the coming days.

Sincerely,

Patrick Jobin

Senior Vice President, Finance & Investor Relations

Sunrun Inc.

Direct: 415-373-5281

patrick.jobin@sunrun.com

investors.sunrun.com

investors@sunrun.com

415-373-5206

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Employees FAQs

Q: What is being announced today?

•	Sunrun announced it reached an agreement to acquire Vivint Solar for $3.2 billion in an all-stock transaction.

Q: What is the process for Sunrun acquiring Vivint Solar?

•	After the deal is signed, it requires, among other matters, regulatory and stockholder approvals to close the transaction, which we expect to be completed within the fourth quarter of 2020.

•	We are confident that this transaction will be viewed as positive for consumers and will cooperate with the regulatory process to ensure that we can close the transaction as promptly as possible.

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	When the deal closes, we will share more details about the integration process as developments occur.

Q: Why is Sunrun acquiring Vivint Solar?

•

The transaction presents an opportunity to create a best-in-class home solar and battery company by combining Sunrun, the nation’s leading home solar, battery storage and energy services company, with Vivint Solar, a leading full-service residential solar provider.

•

The two businesses will use shared knowledge and understanding of the residential energy space to complement each other and create an expanded customer base, better, more affordable products and services, and a more efficient overall process for customers.

Q: Who is Vivint Solar?

•

Vivint Solar is a leading full-service residential solar provider in the United States. Vivint Solar designs and installs solar energy systems for homeowners and offers monitoring and maintenance services. In addition to being able to purchase a solar energy system outright, homeowners may benefit from Vivint Solar’s affordable, flexible financing options, including power purchase agreements, or lease agreements, where available. Vivint Solar also offers solar plus storage systems with LG Chem home batteries and electric vehicle chargers with ChargePoint Home.

Q: Who will lead the combined company?

•	Once the deal is closed, the integrated company Sunrun will continue to be led by Lynn Jurich as CEO.

•	Sunrun’s Board of Directors will be expanded by adding two new directors. Vivint Solar’s Chief Executive Officer, David Bywater, is expected to fill one of those new seats.

Q: Will the company continue to be called “Sunrun”?

•	Yes, Sunrun is acquiring Vivint Solar.

Q: What does this mean for Sunrun employees and customers?

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	Integration planning discussions will begin immediately to help define the future and ensure a smooth transition for our employees and customers.

•	When the deal closes, we will share more details as developments occur.

•	As part of a broader, more diversified company, we expect that over time it could lead to new and exciting opportunities for employees across departments.

Q: Will this news impact my current job responsibilities, compensation, or benefits?

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	We do not anticipate that today’s news will have any immediate impact on your role, compensation, or benefits.

•	Employees can only trade Sunrun stock during designated open trading windows and in accordance with Sunrun’s Insider Trading Policy.

Q: How will customers benefit from the acquisition?

•	The new Sunrun will give home solar and battery consumers access to better, more affordable products—enabling greater energy choice.

•	Sunrun already has more than a decade of experience in learning and understanding consumer needs. The new Sunrun will be an enhanced version of that.

•	Combining company brain trusts and resources will create new and better, more affordable products for consumers.

•	Taking best practices from both companies will give customers a better experience overall—from the sale to the install to the ongoing customer service.

Q: What happens to Vivint Solar employees and customers as a result of this announcement?

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	Integration planning discussions will begin immediately to help define the future and ensure a smooth transition for our employees and customers.

•	When the deal closes, we will share more details as developments occur.

Q: How can we learn about Vivint Solar’s products and services?

•	You can learn more about Vivint Solar on its website: www.vivintsolar.com/

Q: Will this change Sunrun’s product offerings?

•	The transaction will enable Sunrun to give home solar and battery consumers even more access to better, more affordable products - enabling greater energy choice.

Q: Will Vivint Solar begin using Sunrun’s name and logos?

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	After the deal closes, Vivint Solar will formally become Sunrun. For example, we plan that they will start using our name, logo, and our products and services.

Q: How many customers will the combined organizations have?

•	We will have nearly 500,000 customers as a combined company.

Q: What should I do if I’m approached by the media or an analyst?

•	Only authorized Sunrun spokespeople are allowed to comment and share information with the media and the investor community.

•

If you receive any inquiries from the media, flag for the Head of Communications, Andrew Newbold (andrew.newbold@sunrun.com) and direct them to press@sunrun.com. If you receive any inbound inquiries from investors or securities analysts, please direct them to our SVP of Investor Relations, Patrick Jobin (patrick.jobin@sunrun.com) or our Investor Relations team at investors@sunrun.com.

Q: How should I respond if asked about the acquisition by Sunrun customers or potential customers?

•	You can ensure them that there will be no impact to Sunrun customers as a result of this deal.

Q: Where can I get more information? When will we get the next update?

•	We will continue to share information through multiple mediums including All-hands, via email, and on One.Sunrun.com as it becomes available.

•	If you have additional questions, please reach out to your managers or submit them here.

Q: I have friends at Vivint Solar. Can I start engaging with them now to discuss the integration details?

•	During this period, only the authorized integration team on both sides will be allowed to engage and discuss plans with each other.

•

If you are not on the integration team or have not been authorized by the Sunrun Legal team, please do not reach out to Vivint Solar for any information. If you have any questions, please reach out to your manager or the Sunrun Legal team.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Employees Video Transcript

Audience: Sunrun and Vivint Solar Employees

LYNN JURICH:

Hello to all the Sunrun employees and Vivint Solar employees watching this video. My name is Lynn Jurich and I’m the co-Founder and CEO of Sunrun, the nation’s leading solar, battery, and energy services company. On the call with me today are Sunrun’s Executive Chairman, Ed Fenster, and David Bywater, the CEO of Vivint Solar, another leading solar and battery provider.

You may have seen in the press release and internal emails that today an agreement was reached for Sunrun to acquire Vivint.

We have big ambitions for what we can accomplish together. This will bring access to clean energy to more families and more households. Together, as a combined company, we can also use our shared knowledge and resources to improve our cost structure, to develop new products and services, and to expand access to clean solar and battery power.

While our companies together already have 500,000 customers, we are just scratching the surface. In the US, only 3% of households have solar power, and yet 9 out of 10 people say they favor more solar energy.

We’ve been incredibly impressed with David and the team. The quality of the installation, the quality of the sales practices, and Vivint Solar’s direct-to-home sales model is a perfect complement to Sunrun’s sales channels. Together we are going to be able to reach more customers and spread the word of affordable, clean home solar and batteries.

I’d like to close with a huge thanks to our committed and hardworking Sunrun employees, and our excitement in welcoming the Vivint Solar team. Together as a combined company, we are committed to offering the best employee benefits and the best career opportunities. And we will be the best place to work in the solar industry. That also means we’re going to re-double our efforts to have a diverse and inclusive workforce. We want all of our employees—new and old—to belong.

Thank you very much. And with that, I’ll turn it over to David Bywater.

DAVID BYWATER:

Thank you, Lynn, for the introduction. As Lynn stated, I’m David Bywater, the chief executive officer of Vivint Solar. Lynn, Ed and I have had the chance to get to know each other quite well throughout this process, and I couldn’t be more excited about their leadership in the industry and today’s announcement. From the beginning of our conversations it was clear to us that we shared a strong vision of what solar can do for families across the country. Expanding access to home solar and batteries not only creates a better today, but a much better tomorrow. At Vivint Solar we envisioned a world powered by 100% clean energy, and have made it our mission to bring clean energy solutions to every home. Combining the strengths of Sunrun and Vivint Solar is truly a transformational opportunity. Combined, we will be able to bring solar and batteries to more homes, further delight customers, provide increased value to the grid, gain skill, and accelerate innovative solutions. My sincere thanks go out to everyone at Vivint Solar for all you have done to make our company great. I know greater things are in store and can’t wait to see what we, at Sunrun and Vivint Solar, accomplish together.

Ed...

EDWARD FENSTER:

Thanks, David. I’m Ed Fenster, Sunrun’s co-Founder and Executive Chairman. Like Lynn and David, I am so excited to join you all on this journey.

We have such an enormous opportunity working together to make a bigger impact for our customers and for society.

As Lynn mentioned, we’re going to come out of the gate with half of a million customers. That already makes us the third largest owner of solar in the country and—at our combined growth rate—we have a clear path to being number one. We are going to be able to raise capital more efficiently. We’re going to be able to offer better, more affordable products and services for our customers, and, with more customers and a lower cost structure we’ll be able to make a big impact shaping the future of this electric system, ensuring that it is renewable, smart, and distributed.

We are going to expand Brightbox to our existing customers. We’re going to grow our network of batteries to benefit not only our customers, but also the grid. Making clean renewable power and storing it where it’s consumed is going to save billions in costs and expedite the retirement of dirty, centralized fossil fuel plants. With our combined resources we are going to make enormous progress against a challenge so big that many people give up and feel it’s intractable.

And so, to each one of you I wanted to say, “thank you.” You are making the world a better place. And with Sunrun and Vivint locking arms, we’re going to achieve our goal of powering this planet by the sun.

Thank you.

**END RECORDING**

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL

BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Employee Email

From: Lynn Jurich

To: [Sunrun Employees]

Subject: ANNOUNCEMENT: Sunrun signed agreement to acquire Vivint Solar

Sunrunners,

We are very excited to announce that we reached an agreement today to acquire Vivint Solar, a leading full-service residential solar provider. This is a transformational opportunity to bring cleaner, more affordable energy to more homes and accelerate our vision to create a planet run by the sun. The combined company will enable us to use shared knowledge to create better, more affordable products and services for our customers.

This is a very positive development for Sunrun’s future. The most important details of this announcement are as follows:

There will not be any immediate impact on employees’ day-to-day roles. After the deal is signed, it requires, among other matters, regulatory and stockholder approvals to close the transaction, which we expect to be completed within the fourth quarter of 2020. The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual. When the deal closes, we will share more details about the integration process as developments occur.

Once the acquisition is completed, Vivint Solar will begin doing business as Sunrun. We will be welcoming Vivint Solar’s nearly 200,000 customers into the Sunrun family, giving us nearly half a million customers as a combined company. I will continue in my role as Sunrun CEO and our Board of Directors will be expanded to include David Bywater, Vivint Solar’s CEO. Vivint Solar will be filling one additional board seat in the coming months, as well.

Our current customers will continue to receive the same great products and services we offer today. Nothing changes for our customers. After the deal closes, we believe the combined knowledge and best practices of our two industry-leading companies will allow for a better customer experience, from the sale to installation processes to any ongoing service needs.

Vivint’s business model and portfolio are complementary to Sunrun’s business model and portfolio. We’ve been incredibly impressed with Vivint’s commitment to the highest quality sales and installation processes. Like Sunrun, Vivint Solar has adapted well to the current environment in terms of the necessary public health response, accelerating its digital lead generation efforts and providing a contact-less selling and installation experience. Combining company brain trusts and resources will lead to new and better processes for our customers without sacrificing quality or consistency.

As we continue to shape the future of Sunrun, I will provide updates through our employee all-hands meetings, emails, and on One Sunrun. You can learn more about today’s news in our press release and in our Employee Q&A.

We want to hear from you. If you have any further questions, comments, or general thoughts, I encourage you to submit them here.

We couldn’t have done this without you, our hardworking and committed Sunrun employees. Sunrun is now in an even better position to offer more opportunities and solidify our position as the best place to work in the solar industry.

Power Forward,

Lynn

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Talent Team FAQs

Q: Will Sunrun and Vivint have a no-poaching clause for hiring talent up to close date?

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	When the deal closes, we will share more details about the integration process as developments occur.

•	During this time, please work with your Talent Acquisition partner and manager if you have any current Vivint candidates in the pipeline and they will be able to guide you.

•	Please do not actively reach out to Vivint employees during this period unless you are part of the integration team or authorized by Sunrun to do so.

Q. I’m a hiring manager with a current opening, do I need to make sure I am not hiring or interviewing candidates from Vivint?

•	The Talent Acquisition team will work with those individual hiring managers through this process.

•	We should not intentionally target Vivint Solar employees and should continue our recruiting efforts for all positions as business as usual.

Q. I need to hire at the Director + level, do I require prior approval to hire?

•	Sunrun will continue to make business-critical hires as needed to run our business.

•

However, with this merger, we want to be thoughtful of all of our hirings. If you have a Director and above hiring, please ensure you have aligned with your manager and your Executive lead has proper visibility.

•	In terms of process:

•	Upon creation of your requisition in ICIMS, please select your Executive as the first approver in the chain.

•	Should you have a current Director + requisition, you will need written approval from your Executive to hire. Talent Acquisition will keep this documented in ICIMS.

Q. Will we have a period of evaluation of open requisitions to determine the necessity of a hire?

•	Sunrun will continue to make business-critical hires as needed to run our business. However, with this merger, we want to be thoughtful of all of our hirings.

•	Yes, we will be evaluating the necessity of new hires to not over hire before the close date.

•	There will be governance about the necessity of the hiring need. In the meantime, please engage with your manager and ensure your Executive has the visibility to all hiring plans.

Q. Will Sunrun & Vivint pause recruitment once the announcement is made?

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	When the deal closes, we will share more details about the integration process as developments occur.

Q. If I am not able to hire a full-time employee, do I have other options?

•	Yes, a contingent workforce strategy: This can be effective. Benefits can be released once the project/task is completed. Helps Sunrun avoid any potential future layoffs due to redundancy post-close.

•	Outsourcing to a firm: Outsourcing to a specialized firm with a statement of work (SOW) can be an option.

•	Bubble-assignments: Leveraging Sunrunners from different teams or locations can usher in immediate support, company knowledge, and provide development opportunities.

•	If possible, re-prioritizing current projects: redeploy current staff to more pressing projects and deliverables.

Q. What should I say to candidates currently in the hiring process?

•

The transaction presents an opportunity to create a best-in-class home solar and battery company by combining Sunrun, one of the nation’s leading home solar, battery storage and energy services companies, with Vivint Solar, a leading full-service residential solar provider.

•	The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual.

•	We have critical operating needs that require our posted positions to be filled and are not slowing our recruiting efforts. We’re excited to work with you!

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.”

Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Talent Team Candidate Email

For Candidates Accepted Offer and Going Through Background

Dear [Candidate],

You may have heard about Sunrun’s intent to acquire Vivint Solar, a leading full-service residential solar provider. If you have not done so already, please read our press release for some additional details about the deal.

This is a transformational opportunity to bring cleaner, more affordable energy to more homes and accelerate our mission to create a planet run by the sun. The combined company will enable us to use shared knowledge to create better, more affordable products and services for our customers. This announcement is a very positive development for Sunrun’s future.

We are looking forward to you joining the company and our mission to create a planet run by the sun. All the offer terms we presented to you in your written offer letter stand as is, and this announcement has no immediate impact on your offer.

If you have questions and would like you to jump on a call with me to hear more, please let me know. I will be happy to schedule something quickly.

Recruiter

For Candidates in the Final Offer Stage

Dear [Candidate].

You may have heard about Sunrun’s intent to acquire Vivint Solar, a leading full-service residential solar provider. If you have not done so already, please read our press release for some additional details about the deal.

This is a transformational opportunity to bring cleaner, more affordable energy to more homes and accelerate our mission to create a planet run by the sun. The combined company will enable us to use shared knowledge to create better, more affordable products and services for our customers. This announcement is a very positive development for Sunrun’s future.

We are looking forward to continuing the dialogue on the opportunity we discussed with you. Sunrun and Vivint Solar will continue to operate as two separate companies until the deal closes and will continue to hire for critical roles.If anything changes, we will connect with you.

If you have questions and would like you to jump on a call with me to hear more, please let me know. I will be happy to schedule something quickly.

Recruiter

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Furlough Employee Communication

To: [All Furloughed Employees]

Subject: Company Update: Sunrun To Acquire Vivint Solar

Sunrunners,

Today Sunrun announced that we reached an agreement to acquire Vivint Solar, a leading full-service residential solar provider. This is a transformational opportunity to bring cleaner, more affordable energy to more homes and accelerate our mission to create a planet run by the sun. The combined company will enable us to use shared knowledge to create better products and services for our customers.

We understand you may have questions about your return to work and how this announcement impacts you. After the deal is signed, it requires, among other matters, regulatory and stockholder approvals to close the transaction, which we expect to be completed within the fourth quarter of 2020. The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual. When the deal closes, we will share more details about the integration process as developments occur.

As stated in previous communications, Talent is working closely with your managers to evaluate return to work options and commit to having solid decisions within the next 30 days. Please refer to the email received on July 2, 2020, titled “Sunrun Furlough Update & Benefits Notice” for additional information.

We will continue to provide updates on both your employment status and the acquisition as new information is available. Please do not hesitate to contact us with any questions, comments, or concerns at HRConnect@sunrun.com.

If you have not had the opportunity to do so, please read through our press release that was issued today. The most important details of this announcement are as follows:

Once the acquisition is completed, Vivint Solar will begin doing business as Sunrun. We will be welcoming Vivint Solar’s nearly 200,000 customers into the Sunrun family, giving us nearly half of a million customers as a combined company. I will continue in my role as Sunrun CEO and our Board of Directors will be expanded to include David Bywater, Vivint Solar’s CEO. Vivint Solar will be filling one additional board seat in the coming months, as well.

Our current customers will continue to receive the same great products and services we offer today. Nothing changes for our customers. After the deal closes, we believe the combined knowledge and best practices of our two industry-leading companies will allow for better customer experience, from the sale to installation processes to any ongoing service needs.

Vivint’s business model and portfolio are complementary to Sunrun’s business model and portfolio. We’ve been incredibly impressed with Vivint’s commitment to the highest quality sales process and installation quality. Like Sunrun, Vivint Solar has adapted well to the current environment in terms of the necessary public health response, accelerating its digital lead generation efforts and providing a more contact-less selling and installation experience. Combining company brain trusts and resources will eventually lead to new and better processes for our customers without sacrificing quality or consistency.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,”

“intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Customer Communication

[Posted on Sunrun’s website]

Subject: Open Letter To Sunrun Customers: It’s Time To Accelerate Our Mission

Dear Sunrun customers,

I’m excited to share with you that we have reached an agreement to acquire Vivint Solar, a leading full-service residential solar provider in the United States, and I wanted to tell you—our customers—what this means.

This is a transformational opportunity to bring cleaner, affordable energy to more homes and accelerate our mission to create a planet run by the sun. Together, the combined company will create and deliver better, more affordable products and services for everyone. We will make home solar and batteries more accessible to households across the country, helping families Power Through life. With expanded resources, we will provide more energy choices and empower our customers to help us achieve urgent clean energy and decarbonization goals.

As a current Sunrun customer, your home is playing an important part in creating a better energy system where power is generated on-site and shared with neighbors, reducing the need for far-away, polluting power plants and expensive utility lines. You will always be our top-priority and nothing will change regarding your service or care due to this exciting development. Until the transaction closes, both Sunrun and Vivint will continue to operate as separate companies.

Thank you for your role in building a more sustainable energy system. Today I am more confident than ever that together we can create a planet run by the sun.

Lynn Jurich, CEO and co-Founder of Sunrun

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Channel Partners Email

From: Derek Noble

To: [Sunrun Channel Partners]

Subject: Vivint Solar Announcement

[Channel Partner]:

As you may be aware, Sunrun announced the exciting news that we intend to acquire Vivint Solar. As a key Channel Partner, I am sure you have some questions which, where possible, I would be happy to answer via a quick call. Please let me know some times that work for you and we will set something up. Thanks.

Derek Noble

Vice President—Chanel Sales

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Retail Partner Email

From: Nick Slater

To: [Sunrun Retail Partner]

Subject: Sunrun signed a definitive agreement to acquire Vivint Solar

[Retail Partner]:

As you may be aware, Sunrun announced the exciting news that we intend to acquire Vivint Solar. As a key Sunrun partner, I am sure you have some questions which, where possible, I would be happy to answer via a quick call. Please let me know some times that work for you and we will set something up.

Thanks,

Nick Slater

VP, Retail

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Sales Partner Email

From: Ryan Harris

To: [Sunrun Sales Partner]

Subject: Sunrun Signs Agreement to Acquire Vivint Solar

Dear [Sales Partner],

As you may be aware, Sunrun announced the exciting news that we intend to acquire Vivint Solar. As a key Sunrun Partner, I am sure you have some questions which, where possible, I would be happy to answer via a quick call. Please let me know some times that work for you and we will set something up. Thanks.

Thanks,

Ryan Harris

SVP, Sales

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Vendor Email

From: Raphael Kurian

To: [Sunrun Vendors]

Subject: Sunrun signed agreement to acquire Vivint Solar

Attachment: Press Release

Hi [Vendor Contact],

As you may be aware, Sunrun announced our intention to acquire Utah-based Vivint Solar. We’re excited about the opportunities this presents—to expand offerings to our customers, accelerate the adoption of Solar in the market, and create more meaningful partnerships in the industry.

After the deal is signed, it requires, among other matters, regulatory and stockholder approvals to close the transaction, which we expect to be completed within the fourth quarter of 2020. The two companies will continue to operate as separate entities until the deal closes. During that time, the companies will continue business-as-usual. As we go through this process, I’m keen to ensure that business transactions continue as usual and want to reaffirm that [Vendor] remains a key strategic partner to Sunrun.

I’ve attached a copy of the press release. If helpful, I am happy to set up a call in the coming days to discuss any questions you may have.

Thanks,

Raphael Kurian

VP, Procurement and Supply Chain

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Social Media Posts

The following social media posts were made available in connection with the transaction.

Twitter: BIG NEWS: Sunrun signed a definitive agreement to acquire @VivintSolar. This is a win across the board. It provides benefits to consumers, the #solar industry, the electric grid, and society at large. Read our open letter to Sunrun customers below.

Facebook: BIG NEWS: Today, Sunrun signed a definitive agreement to acquire Vivint Solar. This is a win across the board. It provides benefits to consumers, the #solar industry, the electric grid, and society at large. Read our open letter to Sunrun customers below.

Linkedin: BIG NEWS: Sunrun signed a definitive agreement to acquire Vivint Solar. This is a win across the board. It provides benefits to consumers, the #solar industry, the electric grid, and society at large. Read our open letter to Sunrun customers below.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL

BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Conference Call Prepared Remarks

[Posted on Sunrun’s website]

Sunrun / Vivint Solar Conference Call

July 7, 2020

Prepared Remarks

Forward Looking Statements

PATRICK JOBIN

Thank you operator. Yesterday evening Sunrun announced it had entered into an agreement to acquire Vivint Solar. The details of this transaction can be found in the press release issued at approximately 10 pm Eastern Time yesterday, along with an 8-K filed with the SEC.

Before we begin, you should be aware that our discussion and responses to your questions may contain forward-looking statements related to Sunrun, Vivint Solar, and the acquisition of Vivint Solar that involve substantial risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. All statements, other than historical facts, included in our discussion including, but not limited to, statements regarding the timing and closing of the transaction; the potential benefits and financial impact of the transaction; Sunrun’s and Vivint Solar’s plans, objectives, expectations, and intentions; the financial condition, results of operations, and business of Sunrun and Vivint Solar; and any assumptions underlying any of the foregoing are forward-looking statements. Although we believe these statements reflect our best judgment based on factors currently known to us, actual results may differ materially and adversely from those anticipated, to reflect circumstances or events that occur after these statements are made. Please refer to the Sunrun’s and Vivint Solar’s filings with the SEC, and the filings that will be made in connection with the transaction with the SEC, including the joint proxy statement/prospectus, for a more exhaustive discussion of risks and other factors that may cause our actual results to differ from projections made in any forward-looking statements. You may read and copy any reports or other information filed (or that will be filed) by Sunrun and Vivint Solar at the SEC public reference room in Washington D.C. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Sunrun and Vivint Solar’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The presentation today will use slides which are available on Sunrun’s investor relations website at investors.sunrun.com, and Vivint Solar’s investor relation website at investors.vivintsolar.com as well.

On the call today are Lynn Jurich, Sunrun’s co-founder and CEO, Ed Fenster, Sunrun’s co-founder and Executive Chairman, Tom vonReichbauer, Sunrun’s CFO, and David Bywater, Vivint Solar’s CEO.

Today’s call is open to security analysts, investors and the media. After the prepared remarks we will take questions. The operator will provide instructions for the Q&A queue at the conclusion of the prepared remarks. In the interest of time, we ask that you limit yourself to one question and one follow-up during the Q&A session.

And now let me turn the call over to Lynn.

LYNN JURICH

Thanks, Patrick.

I’m excited to share with you this morning that we have reached an agreement to acquire Vivint Solar in an all stock transaction.

The transaction is a stock-for-stock exchange. Vivint Solar shareholders will receive 0.55 shares of Sunrun common stock for each share of Vivint Solar. Pro-forma, Vivint Solar shareholders will represent approximately 36% of Sunrun. The enterprise value will be approximately $9.2 billion with a market capitalization of approximately $4.5 billion.

We have big ambitions for what we can accomplish together. The combination will generate consumer and shareholder value through cost synergies of approximately $90 million annually and increased customer reach. As a combined company we already have nearly 500,000 customers and will be a leading owner of solar assets globally. But despite this meaningful scale, we are just scratching the surface of our opportunity.

Today, only 3% of households have made the transition to home solar, and yet surveys show nearly 9 out of 10 people in the US favor expanding the use of solar power.

Vivint Solar’s experienced direct-to-home customer acquisition model is complementary to Sunrun’s current sales channels. We’ve been incredibly impressed with David and the team’s commitment to the highest quality sales consultation process and installation quality. Together we will be able to reach more households and raise awareness of the benefits of clean energy with solar and batteries.

At a larger scale, with more customers and lower cost structure, Sunrun will be a meaningful contributor to a fully renewable and electrified energy system. Our growing fleet of solar homes and batteries will be networked to provide greater benefits to the grid. Generating energy at the point it is used reduces the need for dirty energy being produced far away that is increasingly expensive to transmit. With Sunrun’s help our customers have already and will continue to help shut down inefficient carbon-producing power plants.

Our 20-plus year customer relationships offer future opportunities to fully electrify the home through additional products and services. For example, electric vehicle adoption increases electric demand and offers expanding customer margins through larger solar systems. We will carry the torch as the industry leader to provide the best offerings and deliver the best customer experience.

Turning now to the short term. Both companies are currently tracking above prior expectation and have adjusted well to selling and installing in the COVID environment. Sunrun’s second quarter will beat our previous volume indication of an approximately 30% year-over-year decline. Additionally, Q3 is coming back nicely as our order volumes are nearing pre-COVID levels in most markets. Sunrun continues to expect to maintain a strong cash balance and to grow net earning assets in 2020.

While we remain cautious on the near term environment and will always prioritize the health and safety of our field employees and customers, I believe both companies are in a strong position to safely provide essential energy services and will emerge stronger as a result of COVID. Like Sunrun, Vivint Solar has adapted to the current environment, accelerating digital lead generation efforts and providing a contact-less selling and installation experience in most instances. Both companies are emerging stronger from this transition, including setting the foundation for structural cost reductions and improved customer experience.

I’d like to close with thanks to our hardworking and committed Sunrun employees, and our excitement to welcome the Vivint Solar team. Sunrun has led the solar industry in diversity and inclusion efforts, career development and total rewards. And as a combined company, we can now offer employees even more opportunities and solidify our position as the best place to work in the solar industry.

I would now like to turn over the call to David Bywater, Vivint Solar’s CEO.

DAVID BYWATER

Thanks, Lynn.

Vivint Solar and Sunrun have long shared a common goal to bring clean, affordable, resilient energy to homeowners. I believe that together, we can more rapidly empower families to take a meaningful step toward energy self-sufficiency and play a pivotal role in building energy resilient communities. It is this opportunity to accelerate the adoption of distributed solar energy and to help modernize our energy infrastructure that makes this combination so appealing.

As this process has progressed, it has become increasingly clear that the combination of Vivint Solar and Sunrun is the best way to create value for consumers, shareholders, and our partners. The combination of our two companies will allow us to reach a broader set of customers and accelerate the pace of clean energy adoption and grid modernization. It will also allow us to share best practices in customer service, operations, and installations. This should result in faster, more efficient, higher quality installations which will increase customer satisfaction, as well as reducing costs.

As Lynn mentioned in her remarks, we are performing above our prior volume indication and have adjusted well to operating in a COVID environment. We have innovated, adjusted, and quickly learned how to serve our customers, providing a contact-less selling and installation experience in most instances. Our focus continues to be on providing the best end-to-end customer experience possible. From initial sales consultation, through quality installation, and superb customer service for the life of the system.

I believe that bringing our two companies together will further enhance our capabilities to deliver the most innovative products and services to customers in the industry. I am excited to help lead the integration of the two companies and to facilitate the merging of the best practices from both organizations. To do this in an orderly, time expedient manner will be a difficult task that will require the combined efforts from numerous people in both companies. I am confident that we will achieve our desired results and that our customers will quickly realize the benefits of our efforts.

I have already reached out to the leaders across Vivint Solar and they are excited to begin the process and see the end results. Our sales leadership see the opportunities presented by being part of a larger organization that will have a combined broader product set to meet customer desires. Our installation and operations teams are excited by the challenge of serving a much larger customer base and the efficiencies that will be gained. Together our two companies will help accelerate the adoption of renewable energy, modernizing our energy infrastructure, and bringing a brighter future to households, the communities in which we operate, and our shareholders.

Let me now turn the call over to Ed.

EDWARD FENSTER

Thanks David.

Like Lynn and David, I am so excited about this transformational opportunity. We believe we have amazing prospects, working together, to make a bigger impact for our customers, as well as society.

As Lynn mentioned, we’re going to come out of the gate with half a million customers combined. That already makes us the third largest owner of solar in the country in any and all segments, and at our growth rate, we have a clear path to being #1.

We will be able to raise capital more efficiently. We will be able to offer better and more affordable products and services to our customers. And with more customers and a lower cost structure, we will be able to make a big impact shaping the future of our electric system, ensuring that it is renewable, smart, and distributed.

As the industry leader, Sunrun has enjoyed capital cost advantages. By joining arms with Vivint Solar, we expect to further our advantage in two ways: first, we will be even more regular issuers of debt securities, which should drive down capital costs. Second, with our combined size, we will more easily appeal to investors with enormous minimum check sizes, such as pension funds, who often enjoy a lower cost of capital. Over time, these advantages will benefit our customers and shareholders, while allowing us to accelerate the adoption of affordable, renewable energy.

I am also excited about the pro-forma capitalization of the company. Both companies already have strong balance sheets. Combined, we will be even stronger as we optimize our project finance activities across a larger platform and asset base.

Both companies enjoy strong project finance runways. We shared in May that Sunrun’s pre-arranged financings provide capital to fund, at above 90% of contracted Project Value, approximately 220 MW of leased projects. We have subsequently raised additional tax equity, again at materially the same terms as pre-COVID, taking our pre-arranged, committed project finance capital to approximately 250 MWs of high-advance capital for leased projects. Again, this is measured as beyond what we had deployed at Q1. Vivint also has closed recent debt and tax equity commitments and has 185 MWs of high-advance rate capital arranged as of the end of June.

Together, I believe we can lower the cost of capital further and accelerate the adoption of residential solar.

I’ll now turn the call over to Tom.

TOM VONREICHBAUER

Thanks Ed.

I am excited by the magnitude of synergies we can realize through this acquisition, which will allow the combined company to operate more efficiently and reduce the costs to the consumer of going solar.

As a result of similarities in our businesses, we expect to deliver meaningful cost synergies, estimated at $90 million dollars on an annual basis. We see opportunities across the entire cost stack, but let me highlight a few examples to make this more tangible:

•

First, more than 95% of Vivint’s branches are in overlapping locations with ours, with more than half of those within 10 miles of our location. Between consolidating into one of the existing branches or moving into a new right-sized location for each area, we believe we can eliminate approximately one-third of the total locations between the two companies. This would allow us to save on rent and branch overhead expenses, for instance.

•

Second, we will be able to eliminate redundant spending through IT platform consolidation in areas like our ERP, CRM, and HR information systems. Within these areas, we’re equally excited by the opportunity to design and build the right tools for the future of Sunrun as part of this cost reduction effort.

•

Third, we see opportunity to deliver cost benefits by scaling our proprietary racking technology to a larger number of customers, as well as through improved sourcing capabilities within the solar and storage supply chains.

•	Finally, we will see scale benefits from shared corporate functions including accounting, HR, legal, and policy, in addition to the costs associated with being a public company.

Some of these costs will have a long tail due to existing agreements and it may take 18 months to deliver the entire run-rate savings of approximately $90 million, but we expect to see meaningful savings within 12 months.

We expect to spend approximately $100 million dollars in one-time integration costs and accelerated investments in R&D and technology to deliver the annual recurring benefit of $90 million.

In addition to cost synergies, it’s worth reinforcing a number of other benefits to increased value creation from our larger scale:

•	The potential to sell batteries to existing solar customers, including Vivint Solar’s nearly 200,000 customers

•	A larger footprint of solar & battery assets increases the value of what we bring to our grid services partnerships and should strengthen our ability to deliver considerable value in that business

•	We’ll see increased efficiency in capital raising

•	Finally, the opportunity to build an even stronger and more recognizable consumer brand in residential energy services

Now we will open the call for Q&A from analysts, investors and media. Operator, please provide instructions to join the Q&A queue. As a reminder, please limit yourself to one question and one follow-up.

* * * * *

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE

URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Investor Call

The following is the transcript of a joint investor conference call with participants from Sunrun and Vivint Solar on July 7, 2020:

Sunrun

Business Update Call

July 7, 2020

Presenters

Patrick Jobin, Investor Relations

Lynn Jurich, Sunrun Co-Founder, CEO

Ed Fenster, Sunrun Co-Founder, Executive Chairman

Tom vonReichbauer, Sunrun CFO

David Bywater, Vivint Solar CEO

Q&A Participants

Brian Lee – Goldman Sachs

Julien Dumoulin-Smith – Bank of America

Michael Weinstein – Credit Suisse

Katherine Blunt – Wall Street Journal

Mark Strauss – JP Morgan

Brian Eckhouse – Bloomberg News

Philip Shinn/Chris McClaron – Wealth Capital Partners

Sophie Karp – KeyBanc

Elio Georgio – UtilityDive

Moses Sutton– Barclays

Colin Rusch – Oppenheimer

James Sperling – Walleye Capital

Operator

Greetings and welcome to the Sunrun acquisition of Vivint Solar Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference call, please press Star 0 on your telephone keypad.

As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Patrick Jobin of Investor Relations.

Patrick Jobin

Thank you, Operator. Yesterday evening, Sunrun announced it had entered into an agreement to acquire Vivint Solar. The details of this transaction can be found in the press release issued at approximately 10pm eastern time yesterday, along with an 8-K filed with the SEC.

Before we begin, you should be aware that our discussion and responses to your questions may contain forward-looking statements related to Sunrun, Vivint Solar, and the acquisition of Vivint Solar that involve substantial risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than historical facts included in our discussion, including but not limited to statements regarding the timing and closing of the transaction, the potential benefits and financial impact of the transaction, Sunrun’s and Vivint Solar’s plans, objectives, expectations, and intentions and financial condition, results of operations in business of Sunrun and Vivint Solar, and any assumptions underlying any of the foregoing are forward-looking statements.

Although we believe these statements reflect our best judgment based on factors currently known to us, actual results may differ materially and adversely from those anticipated to reflect circumstances or events that occur after these statements are made. Please refer to the Sunrun’s and Vivint Solar’s filings with the SEC and the filings that will be made in connection with the transaction with the SEC, including the joint proxy statement perspectives for more a exhaustive discussion of risks or other factors that may cause our actual results to differ from projections made in any forward-looking statements. You may read and copy any reports or other information filed or that will be filed by Sunrun and Vivint Solar at the SEC public conference room in Washington DC. Please call the SEC at 1-800-732-0330 for further information or the public reference room. Sunrun and Vivint Solar’s filings with the SEC are also available to the public from commercial document retrieval services at the website maintained by the SEC at www.sec.gov.

Okay, the presentation today will use slides which are available on Sunrun’s Investor Relation’s website at investors.sunrun.com and Vivint Solar’s Investor Relations website at investors.vivintsolar.com as well. On the call today are Lynn Jurich, Sunrun’s co-founder and CEO, Ed Fenster, Sunrun’s co-founder and Executive Chairman, Tom vonReichbauer, Sunrun’s CFO, and David Bywater, Vivint Solar’s CEO.

Today’s call is open to security analysts, investors, and the media. After the prepared remarks, we will take questions. The operator will provide instructions for the Q&A queue at the conclusion of the prepared remarks. In the interest of time, we ask that you limit yourself to one question and one follow up during the Q&A session. Let me turn the call over to Lynn.

Lynn Jurich

Thanks, Patrick. I’m excited to share with you this morning that we have reached an agreement to acquire Vivint Solar in an all-stock transaction. The transaction is a stock for stock exchange. Vivint Solar shareholders will receive .55 shares of Sunrun common stock for each share of Vivint Solar. Pro forma, Vivint Solar shareholders will represent approximately 36 percent of Sunrun. The enterprise value will be approximately $9.2 billion with a market capitalization of approximately $4.5 billion.

We have big ambition for what we can accomplish together. The combination will generate consumer and shareholder value through cost synergies of approximately $90 million annually and increased customer reach. As a combined company, we already have nearly 500,000 customers and we’ll be a leading owner of solar assets globally.

But despite this meaningful scale, we are just scratching the surface of our opportunity. Today, only 3 percent of households have made the transition to home solar and yet surveys show nearly 9 out of 10 people in the U.S. favor expanding the use of solar power.

Vivint Solar’s experience direct to home consumer acquisition model is complementary to Sunrun’s current sales channels. We’ve been incredibly impressed with David and the team’s commitment to the highest quality sales consultation process and installation quality. Together, we will be able to reach more households and raise awareness of the benefits of clean energy with solar battery.

At a larger scale, with more customers and lower cost structure, Sunrun will be a meaningful contributor to a fully renewable and electrified energy system. Our growing fleet of solar homes and batteries will be networked to provide greater benefits to the grid.

Generating energy at the point of its use reduces the need for dirty energy being produced far away that is increasingly expensive to transmit. With Sunrun’s help, our customers have already and will continue to help shut down inefficient carbon producing power plants.

Our 20 plus year customer relationships offer future opportunities to fully electrify the home through additional products and services. For example, electrical vehicle adoption increases electric demand and offers expanding customer margins through larger solar systems. We will carry the torch as the industry leader to provide the best offerings and to deliver the best customer experience.

Turning now to the short term, both companies are currently tracking above prior expectations and have adjusted well to selling and in selling in the COVID environment. Sunrun’s second quarter will be our previous volume indication of 30 percent year over year decline. Additionally, Q3 is coming back nicely as our order volumes are nearing pre-COVID levels in most markets.

Sunrun continues to expect to maintain a strong cash balance and to grow net earning assets in 2020. While we remain cautious on the near term environment and will always prioritize the health and safety of our field employees and customers, I believe both companies are in a strong position to safely provide essential energy services and will emerge stronger as a result of COVID.

Like Sunrun, Vivint Solar has adapted to the current environment, accelerating digital lead generation efforts and providing a contact-less selling and insulation experience in most instances. Both companies are emerging stronger from this transition, including setting the foundation for structural cost reductions and improved customer experience.

I’d like to close with thanks to our hardworking and committed Sunrun employees and our excitement to welcome the Vivint Solar team. Sunrun has led the solar industry and diversity and inclusion efforts, career development and total rewards, and as a combined company, we can now offer employees even more opportunities and solidify our position as the best place to work in the solar industry.

I would now like to turn the call over to David Bywater, Vivint Solar’s CEO.

David Bywater

Thanks, Lynn. Vivint Solar and Sunrun have long shared a common goal to bring clean, affordable, resilient energy to homeowners. I believe that together, we can more rapidly empower families to take a meaningful step toward energy self-sufficiency and play a pivotal role in building energy resilient communities. It is this opportunity to accelerate the adoption of distributed solar energy and to help modernize our energy infrastructure that makes this combination so appealing.

As this process has progressed, it is becoming increasingly clear that the combination of Vivint Solar and Sunrun is the best way to create value for consumers, shareholders, and our partners. The combination of our two companies will allow us to reach a broader set of customers and accelerate the pace of clean energy adoption and grid modernization.

It will also allow us to share best practices in customer service, operations, and installations. This should result in faster, more efficient, higher quality installations, which will increase customer satisfaction, as well as reducing costs.

As Lynn mentioned in her remarks, we are performing above our prior expectations and have adjusted well to operating in a COVID environment. We have innovated, adjusted, and quickly learned how to serve our customers, providing a contact-less selling and installation experience in most instances. Our focus continues to be on providing the best and end customer experience where possible from initial sales consultation through quality installation and superb customer service for the life of the system.

I believe that bringing our two companies together will further enhance our capabilities to deliver the most innovative products and services to customers in the industry. I am excited to help lead the integration of the two companies and to facilitate the merging of the best practices from both organizations. To do this in an orderly, time expedient manner will be a difficult task that will require the combination and combined efforts from numerous people in both companies. I am confident that we will achieve our desired results and our customers will quickly realize the benefits of our efforts.

I have already reached out to the leaders across Vivint Solar and they are excited to begin the process and see the end results our sales leadership, to the opportunities presented by being part of a larger organization that will have a combined broader product set to meet customer desires. Our installation and operation teams are excited by the challenge of serving a much larger customer base and the efficiencies that will be gained. Together, our two companies will help accelerate the adoption of renewable energy, modernizing our energy infrastructure, and bringing a broader future to households, the communities in which we operate, and to our shareholders.

Let me now turn the call over to Ed.

Ed Fenster

Thanks, David. Like Lynn and David, I’m so excited about this transformational opportunity. We just have amazing prospects working together to make a bigger impact for our customers, as well as society.

As Lynn mentioned, we’re going to come out of the gate with half a million customers combined. That already makes us the third largest owner of solar in the country in any and all segments and in our gross rate, we have a clear path to being number one. We’ll be able to raise capital more efficiently. We’ll be able to offer better and more affordable products and services to our customers and with more customers and a lower cost structure, we’re going to be able to make a big impact shaping the future of our electric system, ensuring that it is renewable, smart, and distributed.

As the industry leader of Sunrun who’s enjoyed capital cost advantages, by joining arms with Vivint Solar, we expect to further our advantages in two ways. First, we’ll be even more regular assurers of debt securities, which will drive down our capital costs and second, with our combined size, we will more easily appeal to investors with enormous minimum check sizes, such as pension funds, who often enjoy a lower cost per capital. Over time, these advantages will benefit our customers and shareholders while allowing us to accelerate the adoption of affordable renewable energy.

I’m also excited about the pro forma capitalization of the company. Both companies already have strong balance sheets and combined, we’ll be even stronger as we optimize our project finance activities across a larger platform and asset base.

Both companies enjoy a strong project finance run rate. We shared in May that Sunrun’s prearranged financings provide capital to fund at above 90 percent of contracted project value, approximately 220 megawatts of leased projects. We have subsequently raised additional tax equity, again at materially the same terms as pre-COVID, taking our prearranged committed project financed capital to approximately 250 megawatts of high advanced capital for leased projects. Again, this is measured as beyond what we had deployed in Q1.

Vivint also has closed recent debt and tax equity commitments and has 185 megawatts of high advanced capital arranged as of the end of June. Together, I believe we can lower the cost of capital further and accelerate the adoption of residential solar. And, with that, I’ll turn the call over to Tom.

Tom vonReichbauer

Thanks, Ed. I’m excited by the magnitude of synergies we can realize through this acquisition, which will allow the combined company to operate more efficiently and reduce the cost to the consumer of going solar. As a result of similarities in our businesses, we expect to deliver meaningful cost synergies, estimated at $90 million on an annual basis. We see opportunities across the entire cost stack, but let me highlight a few examples to make this more tangible.

First, more than 95 percent of Vivint’s branches are in overlapping locations with ours, with more than half of those within 10 miles of our location. Between consolidating into one of the existing branches, we’re moving into a new right size location for each area. We believe we can eliminate approximately one-third of the total locations between the two companies. This would allow us to save on rent and branch overhead expenses for instance.

Second, we will be able to eliminate redundant spending through IT platform consolidation in areas like our ERP, CRM, and HR information systems. Within these areas, we’re equally excited by the opportunity to design and build the right tools for the future of Sunrun as part of this cost reduction effort.

Third, we see opportunity to deliver cost benefits by scaling our proprietary racking technology to a larger number of customers, as well as through improved sourcing capabilities within the solar and storage supply chains. Finally, we will see scale benefits from shared corporate functions, including accounting, HR, legal, and policy in addition to the costs associated with being a public company.

Some of these costs will have a long tail due to existing agreements and it may take 18 months to deliver the entire run rate savings of approximately $90 million, but we expect to see meaningful savings within 12 months. We expect to spend approximately $100 million in one-time integration costs and accelerated investments in R&D and technology to deliver the annual recurring benefit of $90 million.

In addition to cost synergies, it’s worth reinforcing the number of other benefits to increase value creation from our larger scale. The potential to sell batteries to existing solar customers including Vivint Solar is nearly 200,000 customers, a larger footprint of solar and battery assets increases the value of what we bring to our grid services partnerships and should strengthen our ability to deliver considerable value in that business, with the increased efficiency in capital raising, and finally, the opportunity to build and even stronger and more recognizable consumer brand in residential energy services.

Now, we will open the call for Q&A from analysts, investors, and media. Operator, please provide instructions to join the Q&A queue. As a reminder, please limit yourself to one question or one follow up.

Operator

Thank you. We will now be conducting a question and answer session. If you’d like to be placed in the question queue, please press Star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press Star 2 if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing Star 1.

Once again, ladies and gentlemen, that’s Star 1 if you’d like to be placed in the question queue. One moment, please, while we pull for questions. And, we do ask that you ask one question and one follow up.

Our first question today is coming from Brian Lee from Goldman Sachs. Your line is now live.

Brian Lee

Hey, everyone. Good morning. Thanks for taking the questions and congrats on the deal. First question I have was just on the overlap in direct to home. How much of Sunrun’s customer originations come from this channel versus Vivint’s today and how do you guys think about this as a viable or valuable channel, given the COVID pandemic uncertainties? And, then I had a follow up.

Lynn Jurich

Thanks, Brian. I’ll take that one and I’m sure David may want to augment. It’s incredibly complementary. We have almost no direct to home exposure through our Sunrun salesforce. That’s one of the reasons why we are so excited about that the two companies coming together, is that we think it’s really—it’s particularly, on the sale side, I think it’s definitely a one plus one equals three situation.

One of the reasons we got even more excited about it is we have been tested through this COVID time period. So, both companies have exhibited incredible resilience and pivoted to digital, to more entrepreneurial working of their networks, a bunch of efforts that will be improvements to customer acquisition costs going forward that we were forced into and both companies are delivering above where we expected. So, we think it’s a very important sales model. We think that it got even more durable through this test by really pushing people to do more digitally and hence, more cost effectively. So, we’re pretty excited. David, did you want to add anything to that?

David Bywater

No, I think you captured it really well. Just the logical fit, I think Lynn and I have talked so many times about how these things fit together so well and the complementary nature of the respective strengths of each organization is—it’s almost like a storybook where you’d design this and put it together if you were the master planner here, and that’s exactly what’s happened here.

I think our salesforce where direct to home is the vast majority of our sales and we have incredible competency in that capability around just how we sell the productivity of our efforts and our team is so excited for the combined strength. You think about the additional products and services that we’ll be able to integrate into our selling efforts and how we can delight the customer base even more, both the installed customer base and the perspective customer base. So, I echo what Lynn said. We’re delighted with the logical and emotional benefits of this combination and we think it’s going to be really well received by all shareholders.

Brian Lee

Okay, great. Maybe this one is more for Tom. But, assuming most of the $90 million shows up in their unit economics and implies, I guess about 15 cents lower cost per watt from realizing the synergies, is there any reason we don’t see that come through penny for penny on the cost per watt metrics? And, then what does it mean for one, the ongoing MPC per watts generation and then two, beyond the immediate synergies, what organic cost reduction do you guys think you can achieve on (INAUDIBLE) what do you combine that to be? Thanks.

Tom vonReichbauer

Yeah, so while we’re not providing certain detailed line item perspective on where all this cost will show up, there’s obviously a lot of benefit across the entire cost stack. And, I think after we get through the period of one-time integration costs, you’ll be able to see that clearly flowing through our results.

On top of that, as we had alluded to on the last call, we saw the potential for roughly $2,000 per customer of cost reductions over the coming time. We’re still in a cautious position with respect to COVID and so not updating any guidance there but remain confident in our ability to deliver both on that and on the new $90 million target.

Operator

Thanks. Our next question today is coming from Julien Dumoulin-Smith from Bank of America. Your line is now live.

Julien Dumoulin-Smith

Hey, good morning to you and congratulations to you all. Well done. Perhaps just following up on the last question here if I can, with respect to the $90 million, again I know you don’t want to get into too much detail, but can you really dig into at least just some of the buckets that we should be expecting? I know Brian was trying to ask if this is going to show up and where it was going to show up in the geography of your financials, but even a broader question would be just what are the buckets that you’re allocating to get that 90, if you can help break it out. And, then the subsequent follow up here would be how you think about the financing synergies that are potentially realized in this separate and beyond from the $90 million, if you can talk to that, whether in the context of refinancing or re-upping existing commitments, etc. So, I’ll leave it there.

Tom vonReichbauer

Yeah, happy to give a bit of color and then we’ll have Ed offer some commentary on the financing side. So, within that, we—as I alluded to in some of the comments earlier, we see opportunities up and down the entire cost stack. So, you can—a couple of the examples we highlighted there around fixed cost within our branch operations. We see opportunities potentially within the supply chain itself on direct material cost. The increased volume and throughput through our branch footprint will also lead to better utilization of cost there and improved efficiency on some of the variable costs related nSol.

Then further down, there’s similar benefits within our sales and marketing efforts through increased density and throughput within a given region. And, then even further down, looking at a lot of the structural fixed cost within G&A, we see big opportunities on a couple of those around ITV and technology spending, some of the fixed costs related with being a public company and sort of other corporate functions.

Ed, you want to (INAUDIBLE)—

Ed Fenster

—Yeah, great. Great question. So, we expect financing synergies to come in a few areas, sort of regular way financing, just general leverage, finance is an area of high operating leverage, and then also on the refinancing side.

So, in sort of the regular way financing, some of the key benefits which I alluded to in my comments earlier are that we’re able to increase in certain areas of our capital activities, the sizes of transactions which will make them more appealing to certain of the world’s largest investors, which here for their minimum check sizes have potentially been larger than the typical transactions that even we’ve been able to accomplish. And, then also and particularly in the senior debt markets and probably most specifically in the AVS market, lenders reward frequent standardized issuances in those markets, and so the ability to do more transactions that are a little bit larger and that have commonality in their structure and their customer contracts should lower our cost of capital in that area.

Obviously, the project finance activities of both businesses have historically and going forward would expect to benefit from enormous operating leverage just in terms of the costs are fixed kind of per transaction size, and so very few things in the world scales as efficiently as capital matters. And, then finally also on the refinancing side, yes the scale evolve, that becomes larger, the ability to transact on those sorts of transactions has left lag time, and so we expect to see improvements on that side of the capital activities as well.

Julien Dumoulin-Smith

Yeah, but no definitive timeline on that financing activity per say or—and that’s clearly not included in the 90.

Ed Fenster

There’s obviously, yeah I would say a very, very small percentage of that is in the 90. Like anything that comes in the form of lower actual interest costs or things like that would be in addition to the 90.

Julien Dumoulin-Smith

Thanks, guys.

Operator

Thank you. Our next question is coming from Michael Weinstein from Credit Suisse. Your line is now live.

Michael Weinstein

Hi, guys. Hey—

Lynn Jurich

Good morning.

Michael Weinstein

Good morning. Can you give me—can you sort of indicate what is the total combined opex and capex to the combined companies, and how does that $90 million figure compare to that? Just trying to get a sense of the size of the cost cutting.

Tom vonReichbauer

Yeah, so the $90 million is roughly 4 percent of the combined companies’ total spend, which is partly why we feel very confident in the position if $90 million right now.

Michael Weinstein

Great. And, is it coming from mostly from opex I’m assuming or is it mostly capex?

Tom vonReichbauer

This is definitely heavier on the opex side.

Michael Weinstein

And, I’m assuming that by combining two companies, you’re really not getting a lot of cost savings on the actual system costs, right? I mean, (INAUDIBLE) system or module type costs or installation costs. Is that—it’s mostly on G&A? Would that be a fair characterization?

Tom vonReichbauer

Yeah, there’s definitely more in G&A and there are things on the operational side. An example we touched on a bit earlier is scaling our proprietary racking technology. This is something that Sunrun had built in-house and delivers savings on, some things like installation labor through mergers and design. So, you can see things showing up in non-G&A areas as well, but—and there are going to be some areas for improved sourcing capabilities across the supply chain on those (INAUDIBLE) and batteries. But, we’re excited about the opportunity because we’re seeing these cost synergies show up in really every element in the entire cost stack.

Michael Weinstein

—And, maybe generally—

Lynn Jurich

—And, Michael, I would just—this is Lynn. I would just add to that as well, again a lot of the cost driver is your sort of density around your local branch, which that certainly helps. There’s a lot of—we’re in similar markets, the solar markets, of course. And, so just driving more density through that fixed cost helps, as well as more return on advertising and marketing spend.

Michael Weinstein

Maybe you could comment on the timing of the transaction. Like, what is the—what’s your sense of—is the industry ready for more consolidation? Is this the beginning of a new thing or is there some reason why consolidation should be happening at this moment?

Lynn Jurich

I mean, I think that everybody—for this transaction too, or else I can’t comment really broadly on what other people’s strategy are, but it just felt like now was a perfect time because we have been through the COVID test. Both companies were tested and proven. The businesses are so complementary. There’s a mandate to continue to lower costs as we step into a lower IPC environment. So, the timing, both companies I think have grown to really respect each other and build complementary cultures. So, it just, for us, this was the right time to pursue this and we can’t really comment on what our competitors may be doing.

Michael Weinstein

Okay, great. Thank you very much.

Operator

Thank you. Our next question today is coming from Katherine Blunt from Wall Street Journal. Your line is now live.

Katherine Blunt

Hi, good morning, guys. Congratulations. I was just wondering—

Lynn Jurich

—Hi, Katherine.—

Katherine Blunt

—if you might—hi. I was hoping you might describe what you’re seeing in different markets and how you’re navigating different markets as they begin to open up. Are you guys trying to kind of get back to pursuing various in-person ways of selling, at least here in the near term as you sort of push toward a more digital transition or are you already seeing ways to shift that strategy here in the near term, even as things start to open back up?

Lynn Jurich

Yeah, so what’s been consistent is that we are being an essential service and first and foremost, we follow the local safety guidelines and so they can vary a bit from market to market. In the majority of markets right now, we are able to do our in-person selling and install efforts and some markets, we feel, are restricted from that and we’ve adapted very well to moving the sales process digitally. The installation process in markets is deemed really an essential service and it’s quite safe because you really have only three to five people on site. They’re primarily outside. They follow safety protocols.

And, then in terms of consumers’ willingness to engage on this product, the product is also appealing in this environment. They—people are feeling they’re at home, they’re using more energy, they’re investing in their home. So, even what we’re seeing, they’re interested in—they have more time, so they’re interested in having a conversation about this. The theme that they want to be able to protect their family and take control of something in a world where everything feels out of control really strongly resonates.

And, that’s—and we think that that’s where the value proposition of the battery really starts to come in and this could be a real turning point in terms of people’s interest in pairing the solar system with the battery, particularly in the California markets with the wildfire season coming up. And, again, that’s another new sort of revenue synergy with the two companies is that we’ve been—our attachment rate on batteries is higher than Vivint’s and that’s something that I know their sales team is eager to get out and start selling as well.

So, I would say it’s very local how you operate, but we’ve been able to manage and adapt to each local requirements and again, we think the value proposition is just only increasing that much more during this time.

Katherine Blunt

Sure. Thank you.

Operator

Thank you. Our next question today is coming from Mark Strauss from JP Morgan. Your line is now live.

Mark Strauss

Yeah, good morning and thank you very much for taking our questions. Congrats on the deal. Just curious if you had a chance to vet the deal with any—excuse me, with any of your existing grid services partners? And, do you expect any of your—any of those existing deals to be expanded post-deal? Yeah, obviously I get the long term play here, but just curious for those existing deals that you have and when we could potentially see those enlarged.

Lynn Jurich

So, absolutely. The—I don’t see—there’s no activity on the existing deals right now other than these are mostly forward looking deals where we’re sort of filling up the demand for whatever the grid services target is. So, this gives us another tool to add assets into it. So, I think where this will come into play on the existing deals is when we launch retrofitting adding batteries to existing solar systems of both companies and then attaching those to markets where we have grid services program. But, I think more existing, as you alluded to, going forward, we’re going to just have that much more scale and ability to deliver significant assets to a utility or to a grid.

Mark Strauss

Okay, yeah, makes sense. And, then just a quick follow up to an earlier question. Is there any change to your dealer strategy? I get the complementary direct to home sales that you’re getting with Vivint, but does that impact any of your dealer partners? Are you expecting any churn there?

Lynn Jurich

No, it really doesn’t. We think it just enhances the value to our deal partners. Again, given how fragmented this industry is and given the uniqueness of Vivint’s direct to home sales channel, we see very little overlap currently in terms of Vivint, when we look at how many customers received a contract from a Sunrun and a Vivint or a Sunrun dealer, very little overlap. So, we think just the—again, the brand benefit and scale benefit and the additional products and services we’re going to be able to invest on will just be it, and the lower cost of capital will all be a win for our dealers.

Mark Strauss

Got it. Okay, thank you very much.

Operator

Thank you. Our next question today is coming from Brian Eckhouse from Bloomberg News. Your line is now live.

Brian Eckhouse

Good morning, everybody. Given the huge market share you’ll have post-merger in solar leasing, are you concerned that any potential antitrust issues going through the merger?

Ed Fenster

Hey Brian, this is Ed. We’re confident this transaction is going to be viewed positive for consumers. Obviously, we’re cooperating with the regulatory process to work to close it as promptly as possible. It benefits consumers, the industry, our company, utilities, society. There are more than 10,000 solar companies in the U.S. with an industry presence in all 50 states. There are multitude of financing options for folks buying those systems and even stepping back more broadly, the residential solar industry represents about 2 percent of electricity generation, which is the key component, frankly, in all of our pricing models, utility pricing.

And, so we’re just very confident the market opportunity is so large that this is a win for consumers, which is obviously the core focus of those sorts of agencies.

Brick Eckhouse

—Thanks, Ed.—

Lynn Jurich

—And, I will note, Brian, I believe you’ve published many articles about loans and leases competing against each other, so in our minds, I think you agree with that statement based on the prior work that you’ve delivered, I believe.

Brian Eckhouse

Thanks.

Operator

Thank you. Our next question today is coming from Philip Shinn from Wealth Capital Partners. Your line is now live.

Chris McClaron

Hi, everyone. This is Chris McClaron (sp) for Phil today. Thanks for taking our questions. So, I guess first off, I was wondering if you could talk about the genesis of the transaction. When did discussions begin and what brought about the start of those discussions?

Lynn Jurich

Hey, Chris. I’m sorry, it was on mute. It’s been—as David mentioned, we’ve long admired each other’s work. We’ve been partners in industry efforts, so the companies have known each other well for many years. There will be more details in the F-4 filing, but it was just clear that as I mentioned earlier, now with both companies being tested with COVID and proving that out and just where each company’s maturity sits in terms of our own operating processes, now felt like the right time to pursue this.

Chris McClaron

Okay, great. And, then—oh, go ahead.

David Bywater

—I just wanted to echo Phil—I mean Jesse—Justin, (sp) what Lynn said. I mean, it’s another thing because when you grow a company and you’re out there trying to really be customer centric and doing what’s right, I think there’s been this mutual appreciation. We’ve watched Sunrun and Sunrun has watched us and you just, over time, you realize that there is just this, you’re always just focused on what’s the right thing for the consumer. What’s the right answer for your shareholders, the right answer for your people?

And, when something is so obvious that you can find two complementary organizations that can just move the needle a step function on delighting customers more and delighting shareholders more and your people more, it’s just like—and you have an opportunity to finally have a conversation and you’re both—you have a common vision. You have the common passion and you literally say, this is like a puzzle piece that just makes sense.

The first time I really talked with Lynn, we both walked away from that conversation just like, this is—this could be so powerful. So, it’s just, it was so logical. It was just so logical. So anyway, we’re so excited about it.

Chris McClaron

Okay, great, thank you. And, then one more for us on storage. I was wondering if you would talk more about the opportunity to add storage to the existing customer base. How many Vivint customers do you think you could attach batteries to, over what time period, and then what opportunities and grid services could open up as a result of the larger asset base here?

David Bywater

Well, I’ll start first, Lynn, on that one and then you can do the—

Lynn Jurich

—Yeah, go for it.—

David Bywater

—(INAUDIBLE) on that one. So, Sunrun has definitely led the charge on this. They’ve been just the leader in the industry around storage, around the creative solutions and helping that just pencil fork consumers and it just made sense. So, over this last year, we definitely have gained a lot more traction as a group and we’re seeing a much higher adoption today, especially during the COVID period, than we’ve ever seen before for our salesforce.

So, we think there’s a tremendous opportunity, not only on our prospective customers but on our entire customer base. So, this is all upside and I think there’s enormous lift that will happen prospectively and looking back to our current customers. But Lynn, I’ll let you add on to that.

Lynn Jurich

Sure, and I do think that look, the combined company has a half million customers. That’s not an insignificant number and 3 gigawatts of assets of the balance sheet. So, there is certainly a big retrofit opportunity there and I think you’re going to see the adoption rate vary based on market and just the strength of the value proposition again in markets. Like California with wildfires, you’re going to see a higher penetration. In markets where we have grid services programs that add value, you’ll see a higher penetration. So, I think it’ll be—it’s a little premature to be able to call that since it hasn’t been out in—commercially available in a scaled way.

So, stay tuned on that I think. But, what we’re even more excited about is just the go forward opportunity. I think storage is even that much more attractive to add on a new system, just given that you’re—there’s a lot of efficiencies to installing everything at once. And, so we think the even bigger opportunity is to really offer that product to Vivint direct to home salesforce in a bigger way. And, so the bigger opportunity is really in the go forward business.

In terms of the grid services opportunity, on the last call we discussed that we already have 50 million of pipeline of value in terms of the grid services programs that we have and we talked about conversations we’re having in California where we’re starting to see a lot of interest in deploying our assets towards the grid. So, you’re going to just continue to see those conversations come to fruition and develop and this just gives us one more tool of confidence that we’ll be able to deliver a significant number of assets into those programs.

Chris McClaron

Okay, thanks, everyone.

Operator

Thank you. Our next question is coming from Sophie Karp from KeyBanc. Your line is now live.

Sophie Karp

Hi, good morning, and thank you for taking my question. I was wondering if you could speak to any potential sales cannibalization that we should maybe be thinking of, considering the large overlap. Is there such a thing or would the sales organizations of both companies be strictly complementary? Thank you.

Lynn Jurich

We—this is one of the key sources of value. We believe it’s very complementary, so we do not expect to see cannibalization and I think we have a lot of data to prove that just with the information we have about how many customers are receiving multiple quotes from each company respectively and it’s quite low.

Sophie Karp

Great, thank you. And, then maybe as a follow up, it seems that the cost synergies number is very conservative, considering again the large overlap. Should we think about this as sort of maybe the opening estimate that could increase going forward?

Tom vonReichbauer

We’re certainly excited about the potential to find more as we go through this, but—and we have a lot of confidence in the $90 million number that we put out today. As I noted earlier, it’s only approximately 4 percent of the entire cost stack and so it’s potential that there is more option to be found. But, we need to get through closing the deal and then working through the integration process, which has a lot of heavy lifting. But, feel excited about this we’re excited to get to work on finding the synergies.

Sophie Karp

Is it fair to think about this as sort of the first 18 months run rate and then you will find more opportunities later down the line?

Tom vonReichbauer

I think there will be a lot of things that we find as we bring the organizations together where there may be opportunities. But, this is the guidance that we’re putting out today.

Sophie Karp

Thank you.

Operator

Thank you. Our next question today is coming from Elio Georgio (sp) from UtilityDive. Your line is now live.

Elio Georgio

Hello, thank you so much. Congratulations. My question is about the policy efforts and the combined efforts that are going to be coming from the center of the new agency. I was wondering what state has Vivint focused its policy, research, and outreach on specifically and how have those differed maybe in the last five years from where Sunrun has focused their outreach, Sunrun having been very present in California and a bunch of other markets in the U.S.

Tom vonReichbauer

Well, I’ll tag team with Ed on this. Our—we work really closely with CEA. (sp) We have a very powerful team that has been very active, both at the state level and obviously on the federal level. We’ve always collaborated as an industry. Ed and I and our team and his team have always looked to collaborate at the state level and the federal level. So, we’re focusing in the same areas, on the same issues, and we’ve always been very aligned on advancing this platform.

So, I don’t think that we necessarily have a differentiated focus state by state because we’re in the same states. I think our overall geographical footprint, as we mentioned earlier, has been very tight. We do the same analysis on the states. We know the value proposition by customer by state, and so there’s no surprise that we’re in those same states. So, I think it’s been very collaborative at this point, so I think there will be a common focus going forward. But, Ed, I’ll let you add more commentary on that if you want.

Ed Fenster

No, I would echo that, particularly on the policy side, there’s strength in numbers. So, we collaborate with all sorts of people and in some cases, like our work with Vivint, it’s almost—it’s basically perfect alignment. Sometimes there are other groups where it’s slightly imperfect and you help them, and they help you and it’s sort of the way of that universe. But, really, our work with Vivint has been easygoing and collaborative and successful historically and I think that’ll be an easy and bright spot going forward.

Elio Georgio

Great. Can you guys add a little more color to what Vivint’s focus was previous to this when it comes to grid services, just when it comes to working with state’s regulatory commissions and state policies to make sure there’s a space from the distributed side to work with utilities, just because I know that Sunrun has been working on a great number of early stage projects and different partnerships like that.

David Bywater

Yeah, so as mentioned earlier, Sunrun has been a leader in the space and got out early, I think really kind of plowed the farm here for us to see a lot of growth over time. In the last year, we have leaned into that much more, chasing grid services opportunities and working on our battery adoption. So, we have leaned into it and have been working on it and have had progress and success. But, really here, this is one of the great synergies and one of the great benefits, another example of where these two companies really complement each other.

The work that Sunrun has done has been industry leading and will continue to be industry leading, and we will benefit significantly as we contribute to that, as we adopt more and more batteries and just support and enable the grid services enablement that will happen and should happen.

Lynn Jurich

I think yes, totally agree, David, and just to put a finer point on how complementary we think this is, I mean if you look at the core competencies of each respective organization, one of the things that Sunrun has led in and we were the ones to invent the solar as a service business model in the beginning as really business model innovators and really trying to be at that intersection of how do you create the most value with your products for the homeowner, for the financial community, for the grid. So, that’s really a core competency of Sunrun.

And, we obviously have the operational chops to support that. But, David and his team have really focused on tight operation, very successful salesforce, and so that combination together is why we think this is one plus one equals three.

Ed Fenster

And, maybe an even finer point on that, particularly as it relates to grid services, as Lynn mentioned, we’ve been a pioneer in those sorts of arrangements. Those arrangements typically and often are geographically specific and so while one of the areas where we have competence is in structuring and entering into and delivering on those sorts of arrangements and one of the places that Vivint has been so successful with its model is also in targeting and creating localized density in its customer bases.

And, so the combination of their path to market, which is well suited to creating density and our experience on the grid services side, entering and creating those arrangements is very synergistic.

Elio Georgio

Thank you.

Operator

Thank you. Our next question today is coming from Moses Sutton from Barclays. Your line is now live.

Moses Sutton

Hi, thanks for taking my questions and congrats on the announcement. How did the platform margin change? Both businesses have comparable unit metrics once measured equivalently on this part of the business. Just assume it’s additive. Any thoughts on cash and product sales? And, might you step up efforts on cash sales into the rush related to IDC step downs as we sort of saw already in 4219? (sp)

Lynn Jurich

I can take that one. So, I think that the platform service margin, again it’s going to take a bit of time for the companies to integrate, so I don’t believe we would see that proportionally changing much. I think that again the platform services margin is the margin from our cash sales, our distribution business, and our racking business. So, the—it would stay proportional because Vivint would also avail themselves of those products. So, no major change there.

I think in terms of the cash sale, we don’t expect any increase. One of the other benefits of the combined (INAUDIBLE) and the balance sheet is just our ability to safe harbor and preserve the previous years’ tax credit, and so we think, again, that’s just going to tip the value creation scale towards the third party owned model. So, maybe at the end of the year, there’s a little bit of a rush up in terms of the cash sales, but we don’t think there will be anything substantial or sustaining.

Moses Sutton

Got it, got it, and looks like the run rate savings announced since COVID plus these merger synergies brings you to over 40 cents per watt let’s say versus pre-COVID levels. Would you agree that this covers most of the effect of IDC step down relative to 2019 standalone metrics? Is that sort of a fair characterization?

Lynn Jurich

Yes, that’s a fair characterization. Again, we’re not—we’re being cautious in terms of what happens with COVID and other restrictions and the time it’s going to take to realize those, but those are certainly all achievable and on the roadmap.

Moses Sutton

Got it, and last one just to confirm from earlier, 250 megawatts and 185 megawatts respectively or a total of 435 of total funding ability exists right now for the pro forma combined entity, and that’s based on pre-synergy cost structure. Is that correct?

Lynn Jurich

Correct.

Moses Sutton

Thanks.

Operator

Thank you. Our next question is coming from Colin Rusch from Oppenheimer. Your line is now live.

Colin Rusch

Thanks so much. I just have a single question here, but it’s really about the sales and capital cycle for the business. As you guys are coming out of the adjustment in the sales process and combining the two approaches that the two organizations are taking, can you speak to the expecting sales cycle and any acceleration in that? And, then as you talked about potentially having larger capital partners involved here, should we be thinking about an accelerated cycle in terms of capital deployment? And, how big a difference do you think that will make in terms of your overall cost to capital and your ability to capture margin with these customers?

Lynn Jurich

I’ll take the first one and then turn it over to Ed. So, both companies are very focused on improving cycle times because we do believe that that is a major cost driver in terms of reducing the soft cost bogie that’s out there. I don’t know that in the short term, I don’t know that there’s going to be material changes there, but it’s a shared strategy and so we’re going to continue to pursue the expedited and online permitting efforts, the operational coordination in order to do this, and again, the density around the branch from the combined company can help with scheduling and other items that will tighten those cycle times. So, it will be a key KPI and an operational metric that we will watch and improve upon going forward. Ed, I’ll turn it over to you on the capital.

Ed Fenster

So, we would expect, again over time, to realize lower capital costs I think as we’re able to draw additional investors into the market and do more transactions with existing lenders. Obviously, both companies report our margin numbers as a net present value using a weighted average capital cost. So, that reporting metric wouldn’t show an advantage from lower capital costs. However, cash flow generation and future free cash flow would improve as a result of those lower capital costs and we would expect to see that over the medium term.

Colin Rusch

Thanks so much. I’ll take the rest offline. Thanks.

Operator

Thank you. Our next question is coming from James Sperling (sp) from Walleye Capital. (sp) Your line is now live.

James Sperling

Thanks for taking the question. Was hoping you could comment on whether you believe the combination will help you on either from a technology standpoint or from a procurement standpoint in terms of rolling out battery storage systems to end consumers. Then I’ll leave it there. Thank you and particularly maybe as it relates to, I guess, the competitive landscape against Tesla Powerwall. Thank you.

Lynn Jurich

Yes, it should certainly help. As David had mentioned, Sunrun has been a leader here, so just if we bring Vivint up to our attach rates, that’s already a huge improvement in terms of the battery deployments that we have in our fleet. And, then I think even more forward looking, just to have greater scale and ability to invest in R&D efforts I think will—our ambitions and our vision for the world is that if we’re going to de-carbonize, the home needs to more fully electrify. So, and that’s a win in terms of our customer values because you add an electric vehicle, you need a bigger solar system. You add electric heating, you need a bigger solar system.

We would be in position to be able to offer those as the company that has the 20 year relationship. So, the ability to get more leverage off those R&D efforts around product expansions is one of the other opportunities we’re excited about. That’s more medium term.

Ed Fenster

And, one thing I might just add, obviously we work with a number of manufacturers, including Tesla on the Powerwall. So, we do offer that product to our customers among others.

Operator

Thank you. We have reached the end of our question and answer session. I’d like to turn the floor back over to management for any further or closing comments.

Lynn Jurich

Well, appreciate everybody joining us last minute here and we could not be more excited. This has been a long process and a fun one and David, myself, and the teams are excited to deliver behind this. So, thanks for joining us.

Operator

Thank you. That does conclude today’s teleconference. You may disconnect your line at this time and have a wonderful day. We thank you for your participation today.

* * * * *

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,”

“could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sunrun Executive Social Media Post

The following social media post by Lynn Jurich, CEO and co-Founder of Sunrun were made available in connection with the transaction on July 7, 2020:

Twitter: I’m excited to share that Sunrun signed a definitive agreement to acquire @VivintSolar. Read our open letter to Sunrun customers below.

LinkedIn: EXCITING NEWS: Sunrun signed a definitive agreement to acquire Vivint Solar

I’m excited to share that we have reached an agreement to acquire Vivint Solar, a leading full-service residential solar provider in the United States, and I wanted to tell everyone what this means.

This is a transformational opportunity to bring cleaner, affordable energy to more homes and accelerate our mission to create a planet run by the sun. Together, the combined company will create and deliver better, more affordable products and services for everyone. We will make home solar and batteries more accessible to households across the country, helping families Power Through life. With expanded resources, we will provide more energy choices and empower our customers to help us achieve urgent clean energy and decarbonization goals.

Current Sunrun customers’ homes are playing an important part in creating a better energy system where power is generated on-site and shared with neighbors, reducing the need for far-away, polluting power plants and expensive utility lines. They will always be our top-priority and nothing will change regarding their service or care due to this exciting development. Until the transaction closes, both Sunrun and Vivint will continue to operate as separate companies.

Thanks to all our customers and employees for their roles in building a more sustainable energy system. Today I am more confident than ever that together we can create a planet run by the sun.

Lynn Jurich, CEO and co-founder of Sunrun

Press Release

Twitter: Check out my latest article: EXCITING NEWS: Sunrun signed a definitive agreement to acquire Vivint Solar https://linkedin.com/pulse/exciting-news-sunrun-signed-definitive-agreement-acquire-lynn-jurich via @LinkedIn.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements based upon or relating to Sunrun’s and Vivint Solar’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “will be,” “will likely result” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements may include, but are not limited to, statements concerning the expected benefits of the transaction; cost synergies and opportunities resulting from the transaction; Sunrun’s leadership position in the industry; the availability of rebates, tax credits and other financial incentives including solar renewable energy certificates, or SRECs, and federal and state incentives; regulations and policies related to net metering and interconnection limits or caps and decreases to federal solar tax credits; determinations by the Internal Revenue Service of the fair market value of Sunrun’s and Vivint Solar’s solar energy systems; changes in regulations, tariffs and other trade barriers and tax policy; the retail price of utility-generated electricity or electricity from other energy sources; federal, state and local regulations and policies governing the electric utility industry and developments or changes with respect to such regulations and policies; the ability of Sunrun and Vivint Solar to manage their supply chains (including the availability and price of solar panels and other system components and raw materials) and distribution channels and the impact of natural disasters and other events beyond their control; the ability of Sunrun and Vivint Solar and their industry to manage recent and future growth, product offering mix, and costs (including, but not limited to, equipment costs) effectively, including attracting, training and retaining sales personnel and solar energy system installers; Sunrun’s and Vivint Solar’s strategic partnerships and expected benefits of such partnerships; the sufficiency of Sunrun’s and Vivint Solar’s cash, investment fund commitments and available borrowings to meet anticipated cash needs; the need and ability of Sunrun and Vivint Solar to raise capital, refinance existing debt and finance their respective obligations and solar energy systems from new and existing investors; the potential impact of interest rates on Sunrun’s and Vivint Solar’s interest expense; the course and outcome of litigation and investigations and the ability of Sunrun and Vivint Solar to consummate the transactions contemplated by the definitive transaction agreement in a timely manner or at all. These statements are not guarantees of future performance; they reflect Sunrun’s and Vivint Solar’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Sunrun’s and Vivint Solar’s common stock; the ability of Sunrun and Vivint Solar to raise capital from third parties to grow their business; any rise in interest rates which would increase the cost of capital; the ability to meet covenants in investment funds and debt facilities; the potential inaccuracy of the assumptions employed in calculating operating metrics; the failure of the energy industry to develop to the size or at the rate Sunrun and Vivint Solar expect; and the inability of Sunrun and Vivint Solar to finance their solar service offerings to customers on an economically viable basis. These risks and uncertainties may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and negative impacts on capital and credit markets. The extent to which the COVID-19 pandemic impacts Sunrun’s and Vivint Solar’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, many of which are unpredictable, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the pandemic or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Any financial projections in this filing are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sunrun’s and Vivint Solar’s control. While all projections are necessarily speculative, Sunrun and Vivint Solar believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Sunrun and Vivint Solar, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Sunrun’s and Vivint Solar’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the United States Securities and Exchange Commission (“SEC”). These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Sunrun and Vivint Solar assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Sunrun’s and Vivint Solar’s actual future results may be materially different from what Sunrun and Vivint Solar expect. Sunrun and Vivint Solar qualify all of their forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.